UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2009

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2009, USEC Inc. ("USEC") and its subsidiary United States Enrichment Corporation entered into a Settlement Agreement (the "Settlement Agreement") with Eurodif S.A. and its affiliates, AREVA NC and AREVA NC Inc. The Settlement Agreement settled several pending appeals and administrative proceedings arising from an antidumping order imposed on imports of French low enriched uranium ("LEU") by the U.S. Department of Commerce ("DOC") in 2002.

Under the terms of the Settlement Agreement, the parties will immediately withdraw or request dismissal of all pending appeals and DOC proceedings. This is expected to bring to an end all pending litigation and administrative proceedings regarding DOC’s 2002 antidumping duty order, which is now expected to remain in place until at least the next five-year "sunset" review in 2012. Under the terms of the Settlement Agreement, USEC is expected to realize approximately $70 million (before taxes) from estimated duties deposited by Eurodif S.A. or its affiliates. The funds are expected to be received no earlier than the fourth quarter of 2009 from a U.S. government program implementing federal legislation, the Continued Dumping and Subsidy Offset Act (CDSOA) of 2000, commonly known as the Byrd Amendment. The Byrd Amendment was repealed with regard to merchandise entered into the United States after October 1, 2007, but domestic producers affected by the dumping of foreign merchandise are permitted by U.S. law to seek recoveries from antidumping duties collected on covered entries that were made prior to October 2007. The Settlement Agreement also provides for a purchase of separative work units (SWU) by Eurodif in 2009 and 2010 from USEC.

Separate from the Settlement Agreement, USEC has an inventory optimization arrangement with AREVA NP Inc., an affiliate of Eurodif S.A., AREVA NC and AREVA NC Inc. under which USEC delivers LEU to its customers at the AREVA NP Inc. fabrication plant in Richland, Washington. USEC has similar arrangements in place with two other fabricators with plants in the United States.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

May 18, 2009	By:	John C. Barpoulis

Name: John C. Barpoulis
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)